MODCOMP

April 11,2003

Mr. Victor Dellovo
President, Hardware Division
Technisource
1901 W. Cypress Creek Road
Suite 100
Ft. Lauderdale, FL 33309

Dear Victor:

I am very pleased to offer you the position of President of the Hardware division of MODCOMP, Inc., a subsidiary of MODCOMP, Inc. (the "Company"), reporting to me. This offer is specifically contingent on, and will be effective as of the closing of the Company's acquisition of Technisource Hardware, Inc. If and when the Company does close on the acquisition of Technisource Hardware, Inc., the following will be the principal terms and conditions of your employment with the Company:

1. Your base compensation will be a salary of $155,000 per year, to be reviewed annually.

2. CSP Inc., parent of the Company will grant to you options for the purchase of 60,000 shares of CSP Inc. Common Stock under the 2003 Stock Option Plan and this will be reviewed annually. The options will be granted on the date you commence employment with MODCOMP Inc. and the price per share will be the fair market value of a share of common stock on that date determined in accordance with the provisions of such Plan. The options will vest at a rate of 25% a year for 4 years, commencing after one year of service. However, if CSP Inc. is acquired by way of sale of substantially all of its assets or by merger or by way of becoming a private company or due to change of control, your options will fully vest at the time of such acquisition. The ownership of the stock options may be assigned to a family member or to a trust for the benefit of your family.

Change of Control of the Company or CSP means (i) any person or entity, including a group as defined by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of 50% or more of the outstanding stock or (ii) (a) the Company or CSP merging, consolidating or reorganizing in which members of the Board of the Company or CSP do not constitute a majority of the Board following such transaction or (b) shareholders of the Company or CSP fail to own a majority of stock or assets in the successor company.

3. You will earn a commission on all sales of the Hardware Division, as currently structured, equal to 5% of the Gross Profit.

MODCOMP, Inc.
1650 West McNab Road
Ft. Lauderdale, Florida 33309-1088
Telephone: (954) 974-1380
Fax: (954) 977-1900
E-mail: info@modcomp.com
Internet: http://www.modcomp.com

4. As a full-time employee of the Company, you shall be eligible to participate in any and all employee benefit plans which are non-contributory and at your option to participate in all contributory employee benefit plans. A description of the Company's benefit plans currently being offered is described in the brochure which you have been provided with which includes a 401k plan.

5. You will be enrolled in the Company's Group Life Insurance Plan which is one times your annual salary.

6. You will be entitled to four weeks of vacation during the first year of service with the Company. In Addition, one-week sick leave will be given for illness.

7. If your employment is terminated by the Company other than for "cause" you will be entitled to receive severance pay for twelve months based on your total compensation in the prior fiscal year. This will be paid in 12 monthly installments, with the first installment paid on the month immediately following termination. Such no-cause termination will also provide for the immediate vesting of your current and outstanding Stock options. As used herein "cause" shall mean any material breach by you of any agreement to which you and the Company are both parties; theft or misappropriation of Company funds or assets, or intentionally damaging the Company's assets; falsification of Company records; willful failure or refusal to perform duties reasonable assigned; conviction (including guilty plea) of a felony which creates apprehension or insecurity on the part of the Board or other officers of the Company; or acting either willfully or with gross negligence in a disloyal manner or to the detriment of the Company's best interest. In addition, you may forfeit your severance pay if you violate certain terms of the Employee Non-Competition, Invention and Non-Disclosure Agreement.

8. So long as you are employed by the Company, you agree to devote your full time, skill and energy, diligently, loyally, effectively and to the best of your ability, to the performance of your duties as President, or such other duties as may be assigned by the President of MODCOMP.

9. You will be required to execute the attached Employee Non-Competition, Invention and Non-Disclosure Agreement.

10. If your manager changes your job responsibilities in a way that negatively impacts your earnings potential, you can resign without obligation to the non-competition clause (Section # 9) in the Employee Non-Competition, Invention and Non-disclosure Agreement.

11. As the business grows, it is anticipated that your fixed and variable compensation will evolve with your managerial responsibilities, i.e. bottom line focus. These changes will be agreed to by you and the President of MODCOMP as they occur.

12. You are not being offered employment for a definite term and understand that either you or the Company may terminate your employment at any time for any reason and without prior notice.

13. You will be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company. To provide for expenses, you shall be entitled to an American Express Corporate Card ("AMEX") for business expenses. The AMEX card may also be used for customer purchase orders. You will be responsible for submitting appropriate reimbursement/expense forms. Additionally, the Company shall also pay or provide for a cellular phone.

14. If you agree with the terms of employment outlined above, would you please sign and date the enclosed copy of this letter and attached agreement and return it to me.

On behalf of the Company, I look forward to working together with you to make MODCOMP Hardware a tremendous success under your stewardship.

Sincerely,

A. R. Lupinetti

Alexander R. Lupinetti
President

I hereby accept this offer of employment:

Victor Dellovo ______________________ 3/16/03

Victor Dellovo Date

MODCOMP INC.

Employee Non-Competition, Invention and Non-disclosure Agreement

In consideration of my employment by MODCOMP Inc., a Florida corporation, or any parent, subsidiary or organization (hereinafter collectively called the "Company"), and of the wages and/or salary to be paid me, I hereby covenant and agree with the Company as follows:

1. Disclosure of Inventions

I agree that I will forthwith communicate in writing to the Company, or such individual as the Company may from time to time designate, a full and complete disclosure of any and all research and other information, inventions, discoveries and improvements ("Inventions") made, developed and/or conceived and/or reduced to practice by me alone or jointly with others while in the employ of the company which are reasonably related to the business of the Company as a Computer hardware and software distributor with related professional services.

2. Assignment of Inventions

I agree to, and hereby do, assign and transfer to the Company, or its nominee or designee (without any separate remuneration or compensation to me other than the compensation received or assigned to me from time to time in the course of my aforesaid employment), all my right, title and interest throughout the world in and to such Inventions, together with the right to file and/or own wholly and without restriction applications for United States and foreign patents and trademarks and any patent and trademark issued or issuing thereon. I agree to execute all appropriate patent applications for securing all United States and foreign patents on all Inventions and to do, execute and deliver any and all acts and instruments that may be necessary or proper to vest all such Inventions and patents (both United States and foreign) in the Company, or its nominee or designee, and to enable the Company, or its nominee or designee, to obtain all such letters patent; and that I will render to the Company, or its nominee or designee, all such assistance as it may require in the prosecution of all such patent applications, or all other proceeding referred to hereinabove, shall be borne by the Company or its nominee or designee. I will execute, upon request, documents, which secure to the Company and interests here conveyed, provided that all fees or payments connected with the execution of the documents shall not be a charge upon me.

If for any reason I am incapable or unwilling to sign documents required by this Section 2, I now unconditionally and irrevocably appoint Company's President as my agent and attorneys-in-fact for me and on my behalf to execute any documents, file any applications or to take any other action lawfully permitted or required to be taken to obtain, exercise or enforce any of Company's rights associated with this Section 2 so long as notice is provided to me prior to execution of any documents on my behalf.

I will assist, upon request, in locating writings and other physical evidence of the making of my inventions and provide unrecorded information relating to them, and give testimony in any proceeding in which any of my inventions or any application or patent directed thereto may be involved, provided that reasonable compensation shall be paid for such services, except that no obligation is imposed to remunerate at a higher rate for the giving of testimony than the rate established by law for the compensation of witnesses in the court or tribunal where the testimony is given or in the district where the testimony is taken. To the extent reasonably feasible, the Company will use its best efforts to request such assistance at times and places as will least interfere with any other employment of mine.

Any Invention reasonably related to the Company's business made, developed and/or reduced to practice by me alone or jointly with others within six (6) months following the termination of my employment shall be deemed to be a "Company" invention, unless proved by me to have been conceived after such termination.

3. Unauthorized Disclosure

Unless required by subpoena, court order, and/or by administrative hearing, I agree that I will not, without first obtaining the written approval of the Company, or of such individual as the Company may from time to time designate, divulge or disclose to anyone outside of the Company, whether by private communication or by public address or publication, or otherwise, any information not already lawfully available to the public concerning any inventions, developments, specifications, technical and engineering data, methods or reports relating to the business of the Company, or any corporation, firm or person for whom the Company is conducting or shall conduct research services or is providing or shall provide other services, whether supplied by the Company, or such corporation, firm or person, or whether made, developed and/or conceived by me or by others in the employ of the Company. All originals and copies of any such specifications, technical and engineering data, methods or reports, or other written materials relating to the business of the Company, however and whenever produced, shall be the sole property of the Company, not to be removed from the premises or custody of the Company without in each instance first obtaining written consent or authorization of the individual as the Company may from time to time designate, and shall be surrendered to the Company upon termination of my employment. For purposes of Sections 3 and 5 of this Agreement, information and/or trade secrets which pass into the public domain shall, after the time of such passing, no longer be considered as confidential or secret.

In addition, I agree that I will not directly or indirectly publish or cause to be published any article containing or disclosing any information about the Company or reported or received by the Company from any corporation, firm or person with whom or for whom the Company shall be under contract to provide research service, without the prior written authorization of the Company or of such individual as the Company may from time to time designate.

4. Copyright

I will promptly disclose to the Company all copyrightable material which I produce, compose or write, individually or in collaboration with others, which arises out of work delegated to me by the Company; and, at the expense of the Company, I will assign to it all my interest in such copyrightable material and will sign all papers and do all other acts necessary to assist the Company to obtain copyrights on such material in any and all countries.

5. Trade Secrets

I will not, during my employment by the Company or afterwards, disclose to others or use for my own benefit any trade secrets acquired by me from the Company, its customers, suppliers, consultants or affiliates, except to the extent that the disclosure of such trade secrets is necessary to perform my duties and fulfill my responsibilities as an employee of the Company. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products under development, production methods and processes, sources of supply, materials used in manufacture, customer lists, cost of parts and materials, marketing plans, and information concerning the filing or pendency of patent applications.) A trade secret is not information which has entered the public domain.)

6. Company Property: Termination Certification

Upon the termination of my employment with the Company, I will turn over to the Company all models, prototypes, notes, memoranda, notebooks, drawings, specifications, records, customer lists, proposals, business plans, and other documents or materials, tools, equipment or other property for or otherwise belonging to, the Company, it being acknowledged that all such items are the sole property of the Company, and I agree to sign the following "Termination Certificate".

"This is to certify that I do not have in my possession or custody nor have I failed to return, any models, prototypes, notes, memoranda, notebooks, drawings, records, specifications, customer lists, proposal, business plans, or copies of them, or other documents or materials, tools, equipment or other property belonging to the Company."

7. Non-Solicitation

I agree that for a period of one (1) year after I leave the employment of Company, I shall not, either directly or indirectly: (1) make known to any person, firm or corporation the names and/or addresses of any of the customers or employees of Company or any other information pertaining to them; (2) take away any of the customers of Company on whom I called, or with whom I dealt or became acquainted during my employment with Company; or (3) interfere with the business of Company in any manner including the recruiting or hiring of any employee of Company. I further agree that Company would be irreparably harmed in the event of a breach of this provision, and that money damages would not be an adequate remedy. Accordingly, in addition to any other remedies available at law or in equity, Company shall be entitled to obtain injunctive relief against any such breach or threatened breach.

8. Investigations

I agree that I shall cooperate with Company in the internal investigation regarding and/or in the defense of any charge of illegal activity or wrongdoing involving me or of which I am aware, by virtue of my employment with Company

9. Non-Competition

I agree that, for a period of one (1) year after I leave the employment of Company, I shall not accept a position with or otherwise become affiliated with any other person, firm or corporation in the hardware, software and related professional services business that has the intent or effect of competing with the Company's lines of business as a Computer hardware and software distributor with related professional services.

I acknowledge that the activities carried on by the Company and its affiliates have national business and commercial implications for the Company without geographical limits. I understand and agree that this non-competition provision is necessary for the protection and benefit of Company, because of (i) my position with Company, (ii) the training that I have received at Company's expense, and (iii) my access to Company confidential information. I acknowledge that my employment with a competitor of Company would inherently and inevitably lead to the intentional or inadvertent disclosure of Company's Confidential Information. I further agree that Company would be irreparably harmed in the event of a breach of this provision, and that money damages would not be an adequate remedy. Accordingly, in addition to any other remedies available at law or in equity, Company shall be entitled to obtain injunctive relief against any such breach or threatened breach.

I understand that I am entitled to severance pay under certain circumstances, and that this severance pay is in partial consideration of my agreeing to the provisions of (1)

the Non-Solicitation clause (Section 7) above and (2) this Non-Competition clause. If I violate either of these two provisions, I understand that the Company may, in addition to any other remedies it may have, (1) cease paying any further severance pay and (2) recover any severance pay previously paid to me.

10 Governing Law

The laws of the State of Florida shall govern this Agreement.

11. General Provisions

(a) I further agree that this Agreement shall be binding upon me irrespective of the duration of my employment or other association with the Company, the reasons for the cessation of my employment or other association by the Company, or the amount of my wages and/or salary. Notwithstanding the foregoing or anything else in this Agreement I agree that I am an employee-at-will and that this Agreement does not impose any obligation on Company or me to continue my employment with Company for any definite period of time.

(b) This Agreement is the whole agreement and no modification or variation shall be deemed valid unless in writing signed by the Company.

(c) In the event of any inconsistency with respect to the subject matter of this Agreement and any contract of employment, which I may enter into with the Company, the provisions herein shall prevail.

(d) I represent and warrant to the Company that I am not under any obligations to any person, firm or corporation; and have no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by me of any of the covenants hereunder of my duties in my said employment.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 16th day of April, 2003 at Ft. Lauderdale, Florida.

WITNESS: [signature]

Victor J. Dellovo
Print Name

[signature]
Signature

Address

2411 N.W 49TH LANE

Boca Raton, FL 33431

JULIANNE D. SLOVIN
NOTARY PUBLIC STATE OF FLORIDA
MY COMMISSION # DD 107416
EXPIRES: May 17, 2006
1-800-3-NOTARY FL Notary Service & Bonding, Inc.

Julianne D. Slovin

Notary Public
Julianne D. Slovin